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                                                                    EXHIBIT 10.3



                                                                    CONFIDENTIAL


                              EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT ("Agreement") is dated as of July 16, 1999 (the "Effective Date"). The parties to the Agreement ("Parties"') are WEST COAST BANCORP, an Oregon corporation ("Bancorp" or "Company"), and RONALD DELUDE ("Executive").

      A. Executive is presently Bancorp's Chief Operating Officer and has entered into a Salary Continuation Agreement dated April 1, 1999 (the "Salary Continuation Agreement") governing the respective rights and obligations of Executive and Bancorp in the event of a Change in Control (as defined in the Salary Continuation Agreement) in Bancorp.

      B. In connection with the recent resignation of the President and Chief Executive Officer of Bancorp and its wholly owned subsidiary, West Coast Bank (the "Bank"), Bancorp wishes to appoint Executive as the acting President and Chief Executive Officer of Bancorp and the Bank, under the terms and conditions of this Agreement.

      C. Under the terms of this Agreement, Executive wishes to serve as the acting President and Chief Executive Officer of Bancorp and West Coast Bank for the period provided in this Agreement.

      D. The parties acknowledge that while Executive is employed under this Agreement, the Salary Continuation Agreement remains in full force and effect.

      In consideration of the mutual promises, covenants, agreements and undertakings contained in this Agreement, the parties agree as follows:

1. EFFECTIVE DATE AND TERM. As of the Effective Date, this Agreement shall be a binding obligation of the parties, not subject to revocation or amendment except by mutual consent or in accordance with its terms. The term of this Agreement (the "Term") shall commence as of the Effective Date and shall continue until such time as a permanent President and Chief Executive Officer for Bancorp and West Coast Bank is hired, but not more than one (1) year from the date hereof.

2. EMPLOYMENT. Bancorp will employ Executive during the Term, and Executive accepts such employment by Bancorp, on the terms and conditions set forth in this Agreement. Executive's title will be "Acting President and Chief Executive Officer."

3. DUTIES. Executive will faithfully and diligently perform the duties assigned to Executive from time to time by Company's Chairman, consistent with the duties that have been normal and customary to the position of President and Chief Executive Officer. Executive will use his best efforts to perform his duties and will devote full time and attention to these duties during working hours. Executive will report directly to Bancorp's board of directors. Executive acknowledges that as Acting President and Chief Executive Officer, he is expected to facilitate and accommodate management succession, as well as any other management objectives of Company. Executive will



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      assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with this Section 3.

4. SALARY; SIGNING BONUS. Initially, Executive will receive a salary of $150,000 per year ("Base Salary"), to be paid in accordance with Bancorp's regular payroll schedule. Upon execution of this Agreement, Executive will receive a gross cash bonus of $25,000. Upon Executive's completion of the Term or earlier termination as provided in Section 9, Executive will receive an additional gross cash bonus of $25,000 (the "Supplemental Bonus") as set forth in Section 9.

5. SEVERANCE PAYMENT. Subject to subparagraph (c) below, if, after Executive's completion of the Term, Executive's employment with Bancorp is terminated without Cause or Executive resigns for Good Reason (as such terms are defined in Section 10), Bancorp will pay Executive a severance payment in the amount determined pursuant to subsection (a) below (the "Severance Payment"), payable on the date of termination.

      a) The Severance Payment shall be an amount equal to the Payment Multiple (defined below) multiplied by one-twelfth of Executive's compensation as reported on Executive's IRS Form W-2 for the most recent calendar year. The "Payment Multiple" shall be twenty-four
            (24).

      b) Notwithstanding anything in this Agreement to the contrary, the Severance Payment shall not exceed an amount equal to One Dollar ($1.00) less than the amount which would cause the payment, together with any other payments received from Bancorp to be a "parachute payment" as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended.

      c) If Executive's employment with Bancorp is terminated in connection with a Change in Control entitling Executive to receive the Salary Continuation Payment under the Salary Continuation Agreement, Executive shall not be entitled to receive the Severance Payment hereunder.

6. INCENTIVE COMPENSATION. Bancorp's board of directors will determine the amount of additional bonus, if any, to be paid by Bancorp to Executive during the Term. In making this determination, Bancorp's board of directors will consider factors such as Executive's performance of his duties and the safety, soundness, and profitability of Bancorp. Executive's bonus, if any, will reflect Executive's contribution to the performance of Bancorp during the Term.

7. INCOME DEFERRAL AND BENEFITS. Subject to eligibility requirements and in accordance with and subject to any policies adopted by Bancorp's board of directors with respect to any benefit plans or programs, Executive will be entitled to receive benefits similar to those offered to other officers of Bancorp and its subsidiaries with position and duties comparable to those of Executive. Bancorp does not, through this Agreement, obligate itself to make any particular benefits available to its employees or executive officers.

8. BUSINESS EXPENSES. Bancorp will reimburse Executive for ordinary and necessary expenses (including, without limitation, travel, entertainment, and similar expenses) incurred in performing and promoting Bancorp's business. Executive will present from



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      time to time itemized accounts of these expenses, subject to any limits of
      Bancorp policy or the rules and regulations of the Internal Revenue
      Service.

9.    TERMINATION.

      (a) Termination for Cause. If, before the end of the Term, Bancorp terminates Executive's employment under this Agreement for Cause (defined below), Bancorp will pay Executive the Base Salary earned and expenses reimbursable under this Agreement incurred through the date of Executive's termination, but Executive will not be entitled to receive the Supplemental Bonus.

      (b) Termination without Cause. If, before the end of the Term, Bancorp terminates Executive's employment under this Agreement without Cause, Bancorp will pay Executive the Supplemental Bonus.

      (c) Completion of Term. If this Agreement terminates due to expiration of the Term, whether by passage of time or the hiring of a permanent President and Chief Executive Officer, Bancorp will pay Executive the Supplemental Bonus.

      (d) Death or Disability. Executive's employment with Bancorp under this Agreement terminates (1) if Executive dies or (2) if Executive becomes Disabled, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on Bancorp. If termination occurs under this Section 9(d), Executive or his estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement terminated.

      (e) Return of Company Property. If and when Executive ceases, for any reason, to be employed by Bancorp, Executive must return to Bancorp all keys, pass cards, identification cards and any other property of Bancorp. At the same time, Executive also must return to Bancorp all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of Bancorp. The obligations in this paragraph include the return of documents and other materials which may be in Executive's desk at work, in Executive's car or place of residence, or in any other location under Executive's control.

10.   DEFINITIONS.

(a)   Cause.  "Cause" shall mean only any one or more of the following:

      (i) Willful misfeasance or gross negligence in the performance of Executive's duties;

      (ii)  Conviction of a crime in connection with such duties; or

      (iii) Conduct demonstrably and significantly harmful to Company as determined in the reasonable discretion of the board of directors of Bancorp.



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(b)   Disabled. "Disabled" shall mean a physical or mental impairment which renders Executive incapable of substantially performing the duties required under this Agreement, and which is expected to continue rendering Executive so incapable for the reasonably foreseeable future.

      (c)   Good Reason.  "Good Reason" shall mean any of the following:

            (i)   Substantial diminution of Executive's duties;

            (ii)  Substantial diminution of Executive's compensation; or

            (iii) Significant relocation, where Significant means a change of more than 50 miles in the Executive's commute if the Executive does not move.

11. SALARY CONTINUATION AGREEMENT. This Agreement in no way affects or amends the Salary Continuation Agreement, which remains in full force and effect.

12. WITHHOLDING. All payments required to be made by Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

13. ASSIGNABILITY. Company may assign this Agreement and its rights hereunder in whole, but not in part, to any corporation, bank or other entity with or into which Company may hereafter merge or consolidate or to which Company may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

14.   GENERAL PROVISIONS.

      a) Choice of Law. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Oregon.

      b) Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof, shall, upon the request of any party involved, be submitted to, and settled by, arbitration pursuant to the rules then in effect of the American Arbitration Association (or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum having jurisdiction. The arbitrator shall render a written decision, naming the substantially prevailing party in the action, and shall award such party all costs and expenses incurred, including reasonable attorneys' fees.

      c) Attorney Fees. In the event of any breach of or default under this Agreement which results in either party incurring attorney or other fees, costs or expenses (including in arbitration), the prevailing party shall be entitled to recover from the



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            non-prevailing party any and all such fees, costs and expenses, including attorney fees.

      d) Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and each of their respective affiliates, legal representatives, successors and assigns.

      e) Survival. The severance payment provisions of Section 5 and the withholding provisions of Section 12 shall survive any termination of this Agreement.

      f) Construction. This Agreement contains the entire agreement among the Parties with respect to its subject matter, and may be amended or modified only in a writing executed by all of the Parties. Its language is and will be deemed to be the language chosen by the Parties jointly to express their mutual intent. No rule of construction based on which party drafted the Agreement or certain of its provisions will be applied against any party. This Agreement may be amended only in a writing signed by the parties.

      g) Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation and execution of this Agreement.

      h) Captions. The captions of the respective sections of this Agreement have been included for convenience of reference only. They shall not be construed to modify or otherwise affect in any respect any of the provisions of the Agreement.

      i) Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one Agreement.

      EXECUTED by each of the parties effective as of the date first stated above.

                                    BANCORP:

                                    WEST COAST BANCORP,
                                    an Oregon corporation


                                    By:    /s Gary D. Putnam
                                         ---------------------------------------
                                         Its:  Chariman of the Board


                                   EXECUTIVE:


                                   /s/ Ronald DeLude
                                   ---------------------------------------------
                                   RONALD DELUDE




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